UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2015

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53252	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 Paseo Padre Parkway, Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation; Change in Fiscal Year.

In connection with the closing on October 21, 2015 of an underwritten offering of preferred stock, common stock and warrants, on October 20, 2015, WaferGen Bio-systems, Inc. (the “Company”) filed the Certificate of Designation for the Series 2 Convertible Preferred Stock (the “Series 2 Certificate of Designation”) with the Secretary of State of the State of Nevada.  The Series 2 Certificate of Designation provides for the issuance of up to 1,108 shares of Series 2 Convertible Preferred Stock (the “Series 2 Preferred Shares”).  Series 2 Preferred Shares rank on par with the shares of the Company’s common stock (the “Common Stock”), in each case, as to dividend rights and distributions of assets upon liquidation, dissolution or winding up of the Company.

The Series 2 Certificate of Designation provides, among other things, that the Company shall not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as it pays dividends on each Series 2 Preferred Share on an as-converted basis.  Other than as set forth in the previous sentence, the Series 2 Certificate of Designation provides that no other dividends shall be paid on Series 2 Preferred Shares and that the Company shall pay no dividends (other than dividends in the form of Common Stock) on shares of Common Stock unless it simultaneously complies with the previous sentence.

With certain exceptions, as described in the Series 2 Certificate of Designation, the Series 2 Preferred Shares have no voting rights.  However, as long as any shares of Series 2 Preferred Shares remain outstanding, the Series 2 Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of not less than 67% of the then outstanding Series 2 Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series 2 Preferred Shares or alter or amend the Series 2 Certificate of Designation, (b) increase the number of authorized shares of Series 2 Preferred Shares, (c) effect a stock split or reverse stock split of the Series 2 Preferred Shares or any like event, or (d) enter into any agreement with respect to any of the foregoing.

Each Series 2 Preferred Share is convertible at any time at the holder’s option into a number of shares of Common Stock equal to $10,000 per share, plus an amount equal to any accrued (whether or not declared) or declared, but unpaid, dividends on such share (the “Stated Value”), divided by the Conversion Price (the “Conversion Ratio”).  The “Conversion Price” is initially $1.00, subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.  Notwithstanding the foregoing, the Series 2 Certificate of Designation further provides that the Company shall not effect any conversion of Series 2 Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series 2 Preferred Shares (together with such holder’s affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the applicable regulations thereunder, including any “group” of which the holder is a member) would beneficially own a number of shares of common stock in excess of 9.98% of the shares of Common Stock then outstanding.

The foregoing description of the Series 2 Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of such certificate, which is attached hereto and incorporated herein.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: October 21, 2015	By:	/s/ Michael P. Henighan
Michael P. Henighan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Designation of the Series 2 Convertible Preferred Stock